DEAN HELLER
Secretary of State

RENEE L. PARKER
Chief Deputy
Secretary of State

PAMELA RUCKEL
Deputy Secretary
for Southern Nevada

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

CHARLES E. MOORE
Securities Administrator

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

ELLICK HSU
Deputy Secretary
for Elections

Certified Copy

August 11, 2006

Job Number: C20060811-0379
Reference Number: 00000933148-48
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	**Description**	**Number of Pages**
20060513734-81	Articles of Incorporation	4 Pages/1 Copies

Respectfully,

DEAN HELLER
Secretary of State

By

Certification Clerk

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity # E0598292006-4
Document Number: 20060513734-81

Date Filed: 8/10/2006 8:40:33 AM
In the office of

Dean Heller
Secretary of State

Articles of Incorporation

(PURSUANT TO NRS 78)

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	Vallenar Holdings, Inc.
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	Parracorp Incorporated Name 318 North Carson St., Suite 208 — Carson City — Nevada 89701 Street Address — City — Zip Code Optional Mailing Address — City — State Zip Code
3. Shares: (number of shares corporation authorized to issue)	Number of shares with par value: 200,000,000 Common Shares and 25,000,000 Preferred Shares par value $0.001 — Par value: $ 0.001 — Number of shares without par value:
4. Names & Addresses of Board of Directors/Trustees: (attach additional page if there is more than 3 directors/trustees)	1. Richard N. Jeffs Name 3388 Via Lido — Newport Beach — CA 92663 Street Address — City — State Zip Code 2. Gregory Pek Name 3388 Via Lido — Newport Beach — CA 92663 Street Address — City — State Zip Code 3. Ian Robinson Name 3388 Via Lido — Newport Beach — CA 92663 Street Address — City — State Zip Code
5. Purpose: (optional-see instructions)	The purpose of this Corporation shall be:
6. Names, Address and Signature of Incorporator. (attach additional page if there is more than 1 incorporator)	Mary Ann Sapone of Richardson & Patel LLP — Mary Ann Sapone Name — Signature 10900 Wilshire Blvd., Suite 500 — Los Angeles — CA 90024 Address — City — State Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. Authorized Signature of R. A. or On Behalf of R. A. Company — Date 8/10/06

Please see attachments.

This form must be accompanied by appropriate fees.

"ATTACHMENT A"

Michael L. Nazmack, Director
3388 Via Lido
Newport Beach, CA 92663

Eugene Sweeney, Director
3388 Via Lido
Newport Beach, CA 92663

Shawne Malone, Director
3388 Via Lido
Newport Beach, CA 92663

Additional Articles of Incorporation of Vallenar Holdings, Inc.

SECTION 1. CAPITAL STOCK

The aggregate number of shares that the Corporation will have authority to issue is Two Hundred Twenty-Five Million (225,000,000), of which Two Hundred Million (200,000,000) shares will be common stock, with a par value of $0.001 per share, and Twenty-Five Million (25,000,000) shares will be preferred stock, with a par value of $0.001 per share.

The preferred stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following.

(a) The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f) Voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with the common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

SECTION 2. INDEMNIFICATION

(a) ***Right to Indemnification.*** The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

(b) ***Inurement.*** The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Section 2, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

(c) ***Non-exclusivity of Rights.*** The right to indemnification and to the advancement of expenses conferred by this Section 2 are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, these Articles of Incorporation or otherwise.

(d) ***Other Sources.*** The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.